EXHIBIT 23


Immediate

Gerald J. Sweda

(262) 636-1361

Modine reports 30-day financial results following acquisition of Thermacore

     RACINE, Wis., July 10, 2001 - Modine Manufacturing

Company (Nasdaq: MODI) today reported 30 days of combined

financial results following its acquisition April 27 of

Thermacore International, Inc., accounted for as a pooling

of interests. Consolidated sales for the 30-day period were

$91.2 million and net earnings were $3.5 million.

     The results were filed on Securities and Exchange

Commission (SEC) Form 8-K. The operating results do not

necessarily indicate what might be expected for Modine's

first fiscal quarter ending June 26, 2001, or for the fiscal year ending March 31, 2002.

     Modine expanded its thermal-management expertise into

the electronics market through the acquisition of

Thermacore, a company that provides advanced cooling

solutions for electronics and telecommunications customers.

Modine is leveraging its expertise in thermal-management

technology to take advantage of expanding opportunities in

this market, where the needs for higher levels of heat-

transfer technology are expected to grow rapidly.

     With the acquisition of Thermacore, Modine has added

new customers, including Alcatel, Compaq, Dell, Ericsson,

General Electric, Hewlett Packard, Lucent, and Nortel. Their

products range from high-end servers to telecommunications

systems and other electronics equipment. They join a list of
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highly respected customers from the vehicle, agricultural-

equipment, and construction-equipment industries, including

BMW, Caterpillar, DaimlerChrysler, Deere, Fiat, International

Truck and Engine, MAN Truck, NAPA, Paccar, and Volkswagen.

     Modine specializes in thermal management, bringing

technology to diversified markets. Core markets include:

powertrain cooling of internal combustion engines, vehicular and building HVAC (heating, ventilating, air-conditioning),

electronics, and various industrial and refrigeration

markets. Modine is on the Internet at www.modine.com.




                MODINE MANUFACTURING COMPANY
  Condensed Consolidated Results of Operations (Unaudited)
             For the 30 days ending May 27, 2001
                  (In thousands of Dollars)



Net sales                                          $91,181

Cost of sales                                       67,541
                                                   -------

Gross profit                                        23,640

Selling, general, and administrative expenses       17,621
                                                   -------

Income from operations                               6,019

Interest expense                                     (721)

Other income --net                                     576
                                                   -------

Earnings before income taxes                         5,874

Provision for income taxes                           2,348
                                                   -------

Net Earnings                                       $ 3,526
                                                   =======
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